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                               Press Contact:        John Stefans
                                                        (212) 270-7438
                                                     Ken Herz
                                                        (212) 270-4621
                               Investor Contact:     John Borden
                                                        (212) 270-7318

                               For Immediate Release
                               Tuesday, July 18, 1995

             CHEMICAL ANNOUNCES EXPANDED STOCK BUYBACK

     NEW YORK, July 18, 1995 -- The Board of Directors of Chemical Banking Corporation today authorized the repurchase of up to $1.2 billion of the company's outstanding common shares over the next 24 months. In total, this would represent approximately 25 million shares at yesterday's closing price of $48.125, or approximately 10 percent of the corporation's outstanding common shares.

     The buyback expands a program announced on December 1, 1994, for the repurchase of 6 million shares. At the end of the first quarter, 4 million shares had been repurchased under this earlier program. The remaining 2 million shares are included in the $1.2 billion repurchase plan announced today.

     Chemical said that the expanded program reflects the corporation's strong capital position and the fact that retained earnings and the planned sale of non-strategic businesses would generate capital in excess of that needed to support its core business franchises.